Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information, contact:
Investors, Doug Craney	708-450-3117
Media, Dan Stone	708-450-3005

Alberto Culver Stockholders Approve Merger; Company Receives Second Request for Information

under Hart-Scott-Rodino Pre-Merger Notification Statute

Melrose Park, IL, (December 17, 2010) – Alberto Culver Company (NYSE: ACV) today announced that its stockholders voted to approve the Agreement and Plan of Merger dated September 27, 2010 and amended on November 29, 2010, which provides for the acquisition by Unilever of all outstanding shares of Alberto Culver.

Separately, Alberto Culver confirmed today that it and Unilever have received a second request for information from the United States Department of Justice (the “DOJ”), which is reviewing the transaction as part of the regulatory process under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Alberto Culver will continue to cooperate fully with the DOJ in connection with its review. The second request has the effect of extending the waiting period under the HSR Act until 30 days after both parties have substantially complied with the requests, subject to any modifications of the requests to which the DOJ may agree.

The closing of the transactions contemplated by the merger agreement remains subject to regulatory approvals and the fulfillment or waiver of certain other closing conditions that have not yet been satisfied. Alberto Culver expects the merger to close in calendar year 2011.

About Alberto Culver Company

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery brands such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

Forward-looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the inability to complete the merger due to the failure to satisfy conditions to the completion of the merger, including the receipt of certain regulatory approvals; Unilever’s ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, effect or change that could give rise to a termination of the merger agreement; the outcome of any legal proceedings that have or may be instituted against Alberto Culver and others following announcement of the merger agreement; risks that the proposed transaction disrupts current plans and operations or creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the merger. In addition, please refer to the documents that Alberto Culver files with the SEC on Forms 10-K, 10-Q and 8-K, which identify and address other important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. Alberto Culver undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.